Exhibit 99.1

TranSwitch Corporation Announces Third Quarter 2006 Results

SHELTON, CT — October 19, 2006 — TranSwitch Corporation (NASDAQ: TXCC) today announced that it posted third quarter 2006 net revenues of approximately $9.6 million and a net loss of ($0.7) million, or ($0.01) per basic and diluted common share. This compares to third quarter 2005 net revenues of approximately $7.3 million and a net loss of ($1.3) million, or ($0.01) per basic and diluted common share.

“In the third quarter, TranSwitch demonstrated its progress in transitioning to its new product portfolio and its strong customer acceptance among top telecommunications manufacturers worldwide. We enter the fourth quarter, 2006, with a strong confidence regarding the long-term prospects of TranSwitch Corporation. Our confidence is based on the fact that we have design-wins in key platforms of most of the Tier-1 customers, we have a product portfolio second to none, our balance sheet is strong and we are continuing to systematically reduce our expenses,” commented Dr. Santanu Das, President and CEO of TranSwitch Corporation.

The net loss for the third quarter, 2006 includes the following non-cash items:

•	Other income of approximately $2.2 million reflecting the change in the fair value of the derivative liability relating to the Company’s 5.45% Convertible Plus Cash NotesSM (the “Plus Cash Notes”) due September 30, 2007, compared to other income of $3.0 million on the change in the fair value of the derivative liability in the third quarter of 2005;

•	Interest expense of approximately $0.4 million relating to the on-going amortization of the debt discount related to the Company’s Plus Cash Notes compared to such amortization of $1.2 million in the third quarter, 2005; and

•	Stock option expense of $0.6 million, as a result of the Company’s adoption of FAS 123R, of which $0.2 million is included in research and development, $0.2 million is included in marketing and sales and $0.2 million is included in general and administrative.

For the nine months ended September 30, 2006, the Company posted net revenues of approximately $29.6 million and a net loss of ($7.6) million, or ($0.06) per basic and diluted common share. This compares to net revenues of approximately $24.3 million and a net loss of ($20.3) million, or ($0.20) per basic and diluted common share in the comparable period of 2005.

During the third quarter, 2006, the Company reported a gross margin on product revenues of $5.7 million or 70%. This margin was impacted by a cost of sales benefit totaling $0.5 million from the sale of inventory that was previously written-off.

“Based on our current visibility, we project revenue of around $9.3 million in the fourth quarter, 2006 with approximately $8.9 million coming from product sales and approximately $0.4 million from the Mysticom I.P. business,” continued Dr. Das. “Our opening product backlog was approximately $5.3 million for the fourth quarter. Our fourth quarter 2006 net loss is estimated to be in the range of ($0.3) to ($0.4) per basic and diluted common share. This net loss estimate for the fourth quarter of 2006 excludes any adjustment to the fair value of the derivative liability associated with our Plus Cash Notes. The non-cash adjustment to fair value is based on several estimates, including our common stock price during the quarter ending December 31, 2006,” commented Dr. Das.

TranSwitch Corporation also announced today that Peter J. Tallian, Senior Vice President and Chief Financial Officer, has accepted the position of CFO of Distributed Energy Systems Corporation, (NASDAQ: DESC), effective mid-November, 2006. “Since Peter Tallian joined TranSwitch in early 2001, he has made many positive contributions to our team and we wish him success in his new position,” stated Dr. Das.

Mr. Theodore Quinlan has joined TranSwitch Corporation as its Vice President of Finance and Controller. “Ted Quinlan has 22 years of accounting and financial expertise, including positions with Molecular Staging Inc., Echlin Inc. and PricewaterhouseCoopers LLP. We are excited to have him join the TranSwitch team,” concluded Dr. Das.

Additional details on TranSwitch’s third quarter results will be discussed during a conference call regarding this announcement today at 5:30 pm eastern time. To listen to the live call, investors can dial 719-457-2733 and reference confirmation code: 1342843. The call will be recorded and a replay will be available two hours after the conclusion of the live broadcast through October 30, 2006. To access the replay, dial 719-457-0820 and enter confirmation code: 1342843. Investors can also access an audio webcast via www.vcall.com by clicking on the TranSwitch Corporation conference call link. This audio webcast will also be available on a replay basis for 10 business days.

About TranSwitch Corporation

TranSwitch Corporation designs, develops and markets innovative semiconductors that provide core functionality and complete solutions for voice, data and video communications network equipment. As a leading supplier to telecom, datacom, cable television and wireless markets, TranSwitch customers include the major OEMs that serve the worldwide public network, the Internet, and corporate Wide Area Networks (WANs). TranSwitch devices are inherently flexible, many incorporating embedded programmable microcontrollers to rapidly meet customers’ new requirements or evolving network standards by modifying a function via software instruction. TranSwitch implements global communications standards in its VLSI solutions and is committed to providing high-quality products and services. TranSwitch, Shelton, CT, is an ISO 9001:2000 registered company. For more information, visit www.transwitch.com.

Forward-looking statements in this release, including statements regarding management’s expectations for future financial results and the markets for TranSwitch’s products, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that these forward-looking statements regarding TranSwitch, its operations and its financial results involve risks and uncertainties, including without limitation risks associated with acquiring new businesses; of downturns in economic conditions generally and in the telecommunications and data communications markets and the semiconductor industry specifically; risks in product development and market acceptance of and demand for TranSwitch’s products and products developed by TranSwitch’s customers; risks relating to TranSwitch’s indebtedness; risks of failing to attract and retain key managerial and technical personnel; risks associated with foreign sales and high customer concentration; risks associated with competition and competitive pricing pressures; risks associated with investing in new businesses; risks of dependence on third-party VLSI fabrication facilities; risks related to intellectual property rights and litigation; risks in technology development and commercialization; and other risks detailed in TranSwitch’s filings with the Securities and Exchange Commission.

For more information contact:

Peter J. Tallian

Senior Vice President, Chief Financial Officer and Treasurer

TranSwitch Corporation

Phone: 203/929-8810 ext. 2427

Fax: 203/926-9453

www.transwitch.com

TranSwitch Corporation

CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

(in thousands, except for per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Net revenues:
Product revenues	$8,197	$7,295	$27,229	$24,284
Service revenues	1,435	—	2,367	9

Total net revenues	9,632	7,295	29,596	24,293
Cost of revenues:
Cost of product revenues	2,468	1,625	6,975	6,506
Provision for excess and obsolete inventories	—	—	—	573
Cost of service revenues	675	—	1,066	—

Total cost of revenues	3,143	1,625	8,041	7,079

Gross profit	6,489	5,670	21,555	17,214
Operating expenses:
Research and development	5,047	4,369	15,627	16,215
Marketing and sales	2,924	2,019	8,845	7,132
General and administrative	1,429	1,305	4,549	3,777
Restructuring charge and asset impairments	—	197	403	2,724

Total operating expenses	9,400	7,890	29,424	29,848

Operating loss (Note 1)	(2,911)	(2,220)	(7,869)	(12,634)
Other income (expense):
Change in fair value of derivative liability	2,223	3,001	4,669	(64)
Loss on extinguishment of debt	—	—	(3,124)	—
Impairment of investments in non-publicly traded companies	—	—	—	(1,450)
Other income	85	—	85	—
Interest income (expense):
Interest income	759	781	1,964	2,226
Interest expense	(944)	(2,794)	(3,280)	(8,185)

Interest expense, net	(185)	(2,013)	(1,316)	(5,959)

Total other income (expense), net	2,123	988	314	(7,473)

Loss before income taxes	(788)	(1,232)	(7,555)	(20,107)
Income tax (benefit) expense	(63)	82	79	227

Net loss	$(725)	$(1,314)	$(7,634)	$(20,334)

Basic and diluted loss per common share:
Net loss	$(0.01)	$(0.01)	$(0.06)	$(0.20)

Basic and diluted average common shares outstanding	127,645	103,977	123,734	103,724

Note 1: Stock-based compensation expense included in cost of revenues and operating expenses are as follows:
Cost of revenues	$29	$—	$90	$—
Research and development	209	—	527	85
Marketing and sales	201	—	569	—
General and administrative	197	—	590	33

Total	$636	$—	$1,776	$118

TranSwitch Corporation

CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)

(in thousands)

	September 30, 2006	December 31, 2005
ASSETS
Current assets:
Cash and short-term investments	$61,997	$72,702
Accounts receivable, net	4,972	3,784
Inventories	3,962	2,375
Prepaid expenses and other current assets	1,442	1,961

Total current assets	72,373	80,822

Property and equipment, net	2,961	3,508
Goodwill	4,843	—
Other assets	4,717	2,496

Total assets	$84,894	$86,826

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable, accrued expenses and other current liabilities	$7,157	$6,716
Restructuring liabilities	907	721
Deferred revenue	238	—

Total current liabilities	8,302	7,437

Restructuring liabilities – long-term	20,802	21,038
5.45% Convertible Plus Cash NotesSM due 2007, net of debt discount of $1,791 and $5,695, respectively	28,363	49,102
Derivative liability	1,371	6,040

Total liabilities	58,838	83,617

Commitments and contingencies
Total stockholders’ equity	26,056	3,209

Total liabilities and stockholders’ equity	$84,894	$86,826